Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is prepared in accordance with the regulations of the U.S. Securities and Exchange Commission (“SEC”) and give effect to the previously announced acquisition of EQRx, Inc., a Delaware corporation (“EQRx”) by Revolution Medicines, Inc., a Delaware corporation (“Revolution Medicines”) that was completed on November 9, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 31, 2023 (the “Merger Agreement”), by and among Revolution Medicines, Equinox Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub I”), Equinox Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Revolution Medicines (“Merger Sub II”), and EQRx. Pursuant to the Merger Agreement, Merger Sub I merged with and into EQRx, with EQRx surviving as a wholly owned subsidiary of Revolution Medicines (the “First Merger”), and following the First Merger, EQRx merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Revolution Medicines with the name “EQRx, LLC” (together with the First Merger, the “Mergers”).

The unaudited pro forma condensed combined financial information includes the issuance of 54.8 million shares of Revolution Medicines common stock to EQRx stockholders upon closing of the Mergers.

The Mergers provided Revolution Medicines with additional financing through the acquisition of EQRx’s cash and cash equivalents, marketable securities and short-term investments, which comprised the majority of EQRx’s balance sheet. As Revolution Medicines primarily acquired these monetary assets, the completion of the Mergers was in substance a capital-raising transaction with an asset acquisition component. Therefore, the Mergers are accounted for as a capital-raising transaction with an asset acquisition component. EQRx does not meet the definition of a business under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations, referred to as ASC 805, due to the fair value of EQRx, excluding cash and cash equivalents, as of the date of the Mergers being concentrated primarily in one asset class, marketable securities. Revolution Medicines has been determined to be the legal and accounting acquirer under ASC 805. The determination is primarily based on the evaluation of the following facts and circumstances:

•	The pre-combination equity holders of Revolution Medicines hold the relative majority of voting rights in the combined entity;

•	The pre-combination equity holders of Revolution Medicines have the right to appoint the majority of the directors on the combined entity board of directors;

•	Senior management of Revolution Medicines comprise the senior management of the combined entity;

•	Operations of Revolution Medicines comprise the ongoing operations of the combined entity; and

•	The primary assets of EQRx acquired at the closing of the Mergers were cash and marketable securities.

Under the asset acquisition method of accounting, identifiable assets acquired and liabilities assumed of EQRx are allocated and recorded by Revolution Medicines on a fair value basis to the net assets acquired on the acquisition date. Any excess fair value of net assets of EQRx over the cost of the acquisition following determination of the actual purchase consideration is allocated to EQRx’s qualifying assets under ASC 805 and any excess fair value of net assets beyond what is allocable to qualifying assets under ASC 805 is recorded to equity, as a capital-raising transaction. Because EQRx had wound down a majority of its research and development activities and its operations by the time of the completion of the Mergers, the net assets being acquired are primarily comprised of cash and cash equivalents and marketable securities.

One-time direct and incremental transaction costs incurred prior to, or concurrent with, the completion of the Mergers are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s additional paid-in capital as these costs were primarily incurred to issue Revolution Medicines common stock to finance the asset acquisition.

Below is the unaudited pro forma condensed combined financial information and related notes thereto which give effect to the completion of the Mergers. The following unaudited pro forma condensed combined financial information sets forth:

i.

The historical financial information as of September 30, 2023, and for the nine months then ended, as derived from the unaudited financial information of Revolution Medicines and EQRx, and the historical financial information for the year ended December 31, 2022, as derived from the audited financial statements of Revolution Medicines and EQRx; and

ii.

Adjustments to conform the presentation of EQRx’s financial information to be consistent with that of Revolution Medicines; and pro forma adjustments giving effect to the completion of the Mergers, as if such transactions had been completed as of September 30, 2023, for purposes of the unaudited pro forma condensed consolidated balance sheet and as of January 1, 2022, the beginning of the earliest period presented, for purposes of the unaudited pro forma condensed consolidated statement of operations. The pro forma adjustments made are (1) directly attributable to the completion of the Mergers and (2) are factually supportable.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial information.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Mergers. It has been prepared for informational purposes only and is subject to a number of uncertainties and assumptions. The pro forma financial information reflects adjustments that management believes are necessary to present fairly, the combined pro forma financial position and results of operations following the closing of the Mergers as of and for the periods indicated. The adjustments are based on currently available information and assumptions that management believes are, under the circumstances and given the information available at this time, reasonable. These adjustments are based on preliminary estimates and will be finalized within the measurement period that will not extend beyond 12 months from the close of the Mergers. Differences between these preliminary estimates and the final acquisition accounting may arise, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and Revolution Medicines’ future results of operations and financial position. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information presented below. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2023

(in thousands, except share and per share data)

	Revolution Medicines (Historical)	EQRx (Historical, After Reclassifications) (Note 2)	Transaction Accounting Adjustments	Tickmarks (Note 4)	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$358,399	$315,676	$(14,043)	A	$660,032
Marketable securities	454,796	896,624	—		1,351,420
Accounts receivable	309	—	—		309
Prepaid expenses and other current assets	10,963	22,206	—		33,169

Total current assets	824,467	1,234,506	(14,043)		2,044,930
Property and equipment, net	20,286	—	—		20,286
Operating lease right-of-use asset	53,122	—	—		53,122
Intangible assets, net	58,006	—	—		58,006
Goodwill	14,608	—	—		14,608
Restricted cash	2,391	633	—		3,024
Other noncurrent assets	11,352	5,151	(11,459)	E	5,044

Total assets	984,232	1,240,290	(25,502)		2,199,020

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	29,627	8,103	—		37,730
Accrued expenses and other current liabilities	50,159	55,623	11,842	C	117,624
Operating lease liability, current	5,755	2,060	(2,060)	B	5,755

Total current liabilities	85,541	65,786	9,782		161,109
Deferred tax liability	3,158	—	—		3,158
Operating lease liability, noncurrent	57,093	—	—		57,093
Other noncurrent liabilities	982	3,584	(1,314)	D	3,252

Total liabilities	146,774	69,370	8,468		224,612

Commitments And Contingencies	—	—	—
Stockholders’ equity					—
Preferred stock, $0.0001 par value	—	—	—		—
Common stock, $0.0001 par value	11	49	(44)	F	16
Additional paid-in capital	1,814,489	1,936,346	(773,806)	G	2,977,029
Accumulated other comprehensive (loss) income	(871)	252	(252)	G(ii)	(871)
Accumulated deficit	(976,171)	(765,727)	740,132	H	(1,001,766)

Total stockholders’ equity	837,458	1,170,920	(33,970)		1,974,408

Total liabilities and stockholders’ equity	$984,232	$1,240,290	$(25,502)		$2,199,020

Unaudited Pro Forma Condensed Combined Statements of Operations

Nine Month Ended September 30, 2023

(in thousands, except share and per share data)

	Revolution Medicines (Historical)	EQRx (Historical, After Reclassifications) (Note 2)	Transaction Accounting Adjustments	Tickmark (Note 5)	Pro Forma Combined
Revenue	$10,838	$—	$—		$10,838
Operating expenses:					—
Research and development	274,663	134,236	—		408,899
General and administrative	43,377	72,157	—		115,534
Restructuring	—	88,789	—		88,789

Total operating expenses:	318,040	295,182	—		613,222

Loss from operations	(307,202)	(295,182)	—		(602,384)
Other income (expense), net:					—
Other income (expense), net	—	9,049	—		9,049
Interest income	28,505	47,995	—		76,500

Total Other income (expense), net:	28,505	57,044	—		85,549

Loss before income taxes	(278,697)	(238,138)	—		(516,835)
Benefit from income taxes	3,867	—	—		3,867

Net loss	$(274,830)	$(238,138)	$—		$(512,968)

Net loss per share attributable to common stockholders, basic and diluted	$(2.65)	$(0.49)	$—		$(3.24)
Weighted-average common shares used to compute net loss per share, basic and diluted	103,702,501	482,135,388	—	J	158,489,029

Unaudited Pro Forma Condensed Combined Statements of Operations

Year Ended December 31, 2022

(in thousands, except share and per share data)

	Revolution Medicines (Historical)	EQRx (Historical, After Reclassifications) (Note 2)	Transaction Accounting Adjustments	Tickmark (Note 5)	Pro Forma Combined
Revenue	$35,380	$—	$—		$35,380
Operating expenses:
Research and development	253,073	228,495	10,707	I	492,275
General and administrative	40,586	127,382	14,888	I	182,856

Total Operating expenses:	293,659	355,877	25,595		675,131

Loss from operations	(258,279)	(355,877)	(25,595)		(639,751)
Other income (expense), net:
Other income (expense), net	—	161,638	—		161,638
Interest income	9,154	25,150	—		34,304

Total Other income (expense), net:	9,154	186,788	—		195,942

Loss before income taxes	(249,125)	(169,089)	(25,595)		(443,809)
Benefit from income taxes	420	—	—		420

Net loss	$(248,705)	$(169,089)	$(25,595)		$(443,389)

Net loss per share attributable to common stockholders, basic and diluted	$(3.08)	$(0.36)	$—		$(3.27)
Weighted-average common shares used to compute net loss per share, basic and diluted	80,626,525	474,295,855	—	J	135,413,053

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical information of Revolution Medicines and EQRx is presented in accordance with accounting principles generally accepted in the United States of America.

The unaudited pro forma condensed combined balance sheet data assumes that the Mergers took place on September 30, 2023, and combines the historical balance sheets of Revolution Medicines and EQRx as of such date.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023, and for the year ended December 31, 2022, assumes that the Mergers took place as of January 1, 2022, and combine the historical results of Revolution Medicines and EQRx for the periods then ended.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments. Given the combined entity is expected to incur future losses, a full valuation allowance is anticipated to be recorded on any deferred taxes and therefore no income taxes are estimated for purposes of the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with:

•

The audited historical consolidated financial statements of Revolution Medicines as of and for the year ended December 31, 2022, and the related notes set forth in the Annual Report on Form 10-K filed with the SEC on February 27, 2023;

•

The unaudited historical consolidated financial statements of Revolution Medicines as of and for the nine months ended September 30, 2023, and the related notes set forth in the Quarterly Report on Form 10-Q filed with the SEC on November 6, 2023;

•

The audited historical consolidated financial statements of EQRx as of and for the year ended December 31, 2022, and the related notes set forth in the Annual Report on Form 10-K filed with the SEC on February 23, 2023; and

•

The unaudited historical consolidated financial statements of EQRx as of and for the nine months ended September 30, 2023, and the related notes set forth in the Quarterly Report on Form 10-Q filed with the SEC on November 6, 2023.

The excess of the net assets acquired over consideration transferred will be allocated between a capital-raising transaction and an asset acquisition. The amount allocated to the asset acquisition will be used to adjust the fair value of the long-lived assets. The remaining excess which is allocated to the capital-raising component will be recognized in equity.

This unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the combined entity’s financial condition or results of operations would have been had the Mergers occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma transaction accounting adjustments represent management’s estimates based on currently available information and are subject to change as additional information becomes available and analyses are performed.

Revolution Medicines believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Mergers based on information currently available to management and that the unaudited pro forma transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Management will perform a comprehensive review of the two entities’ accounting policies and may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2. Reclassification adjustments

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect certain reclassifications of EQRx’s consolidated financial statements to conform to the Revolution Medicines’ financial statement presentation.

Reclassification adjustments that have been made to the historical presentation of EQRx to conform to the financial statement presentation of the Revolution Medicines are as follows (in thousands):

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2023

(in thousands)

Revolution Medicines Balance Sheet Presentation	EQRx Balance Sheet Presentation	Before Reclassification	Reclassification	After Reclassification
Marketable securities			$896,624	$896,624
	Short-term investments	$896,624	$(896,624)	$—
	Other investments	$4,000	$(4,000)	$—
Other noncurrent assets	Other non-current assets	$1,151	$4,000	$5,151
Other noncurrent liabilities			$6,041	$6,041
	Contingent earn-out liability	$2,604	$(2,604)	$—
	Warrant liabilities	$792	$(792)	$—
	Restricted stock repurchase liability	$188	$(188)	$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2023

(in thousands)

Revolution Medicines Statement of Operations Presentation	EQRx Statement of Operations Historical Presentation	Before Reclassification	Reclassification	After Reclassification
Other income (expense), net			$9,049	$9,049
	Change in fair value of contingent earn-out liability	$4,556	$(4,556)	$—
	Change in fair value of warrant liabilities	$4,501	$(4,501)	$—
	Other expense, net	$(8)	$8	$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2022

(in thousands)

Revolution Medicines Statement of Operations Presentation	EQRx Statement of Operations Historical Presentation	Before Reclassification	Reclassification	After Reclassification
Other income (expense), net			$161,638	$161,638
	Change in fair value of contingent earn-out liability	$145,881	$(145,881)	$—
	Change in fair value of warrant liabilities	$15,822	$(15,822)	$—
	Other expense, net	$(65)	$65	$—

Note 3. Shares of Revolution Medicines common stock Issued to EQRx Equity Holders at the Effective Time and Purchase Price Allocation

The number of shares of common stock Revolution Medicines will issue to EQRx equity holders, for purposes of these pro forma combined financial information as of September 30, 2023, is calculated pursuant to the terms of the merger agreement, assuming it had occurred on September 30, 2023, as follows:

(in thousands)
Estimated fair value of shares of combined company to be owned by EQRx stockholders(1)	$1,083,073
Taxes paid by Revolution Medicines on behalf of EQRx to satisfy statutory income tax withholding obligations	3,350

Estimated purchase price	$1,086,423

(1)

Represents the estimated fair value of approximately 54.8 million shares of Revolution Medicines common stock issued, calculated using the per share price of Revolution Medicines common stock of $20.02 as of November 9, 2023. Pursuant to the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share of common stock, par value $0.0001 per share, of EQRx (“EQRx Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares held by EQRx in treasury or owned by Revolution Medicines, Merger Sub I, Merger Sub II or any wholly owned subsidiary of EQRx or Revolution Medicines) was converted into the right to receive 0.1112 of a validly issued, fully paid and non-assessable share (the “Exchange Ratio”) of common stock, par value $0.0001 per share, of Revolution Medicines (“Revolution Medicines Common Stock,” and such shares, the “EQRx Common Stock Merger Consideration”). The fair value of Revolution Medicines common stock issued consists of (i) approximately $1,081.7 million for the EQRx common stock and (ii) approximately $4.7 million for the settlement of EQRx equity awards.

Preliminary Purchase Price Allocation

The following table provides an estimated, preliminary pro forma purchase price allocation, which is subject to change upon a completed valuation of the assets acquired and liabilities assumed as of the closing date. The preliminary purchase price allocation as of September 30, 2023, is as follows (in thousands):

	Purchase Allocation	Accounting Adjustment	Post Adjustment Allocation
Cash and cash equivalents	$315,676	$—	$315,676
Marketable securities	896,624	—	896,624
Prepaid expenses and other current assets	22,206	—	22,206
Restricted cash	633	—	633
Other noncurrent assets	3,912	(2,761)	1,151
Accounts payable	(8,103)	—	(8,103)
Accrued expenses and other current liabilities	(55,623)	—	(55,623)
Other noncurrent liabilities	(2,270)	—	(2,270)

Net assets acquired(1)	$1,173,055	$(2,761)	$1,170,294

(1)

The excess fair value of net assets acquired over the fair value of the cost of the asset acquisition was allocated on a fair value basis to all qualifying assets. The remaining excess fair value of $83.9 million beyond what was allocable to qualifying assets was recorded to additional paid-in capital, is as described in the following paragraph (in thousands):

The following table calculates the excess of fair value of assets acquired over the purchase consideration under Asset acquisition accounting:

Amount
Estimated purchase price	$1,086,423
Less net assets acquired	1,173,055

Excess fair value of net assets acquired over purchase price	(86,632)
Allocation of excess fair value to other noncurrent assets	2,761

Estimated remaining excess fair value of net assets acquired over purchase price	$(83,871)

Note 4. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2023

Tickmark explanations:

(A)	Reflects the adjustment to cash and cash equivalents of $14.0 million for expected transaction costs incurred prior to the close of the Mergers by Revolution Medicines.

The transaction costs to be incurred by Revolution Medicines are deemed to be direct and incremental costs of the Mergers. These amounts are reflected as a reduction of cash and a reduction to additional paid-in capital as they are considered to be akin to costs of issuing equity. The expected costs of the Mergers are as follows (in thousands):

Amount
Advisory fees	$12,073
Legal and accounting fees	1,173
Other	797

Total transaction costs	$14,043

(B)

Reflects the elimination of EQRx’s current portion of operating lease liability of $2.1 million, offset by a reduction of $2.1 million in APIC as these leases will have a remaining lease term of under twelve months as of the expected acquisition date and will not be recorded on the balance sheet.

(C)

Reflects the accrual for expected severance payments of $11.8 million, comprising of $7.0 million attributed to employees working on research and development projects and $4.8 million for employees working in general and administration in connection with the termination of certain EQRx employees as a result of the Mergers.

(D)	Represents an adjustment of $1.3 million to record the EQRx earn-out shares that were converted to Revolution Medicines earn-out shares at fair value.

(E)

Represents the $1.2 million decrease to reflect the fair value of an acquired equity investment within other noncurrent assets and the $2.8 million decrease attributable to the allocation of excess fair value of net assets acquired, under the asset acquisition accounting guidance, over the purchase consideration of the non-qualifying asset acquired as reductions related to other noncurrent assets, and the offset to Additional paid-in capital, which we refer to as “APIC”. See Note 3. Also reflects the adjustment to APIC of $7.5 million of deferred transaction costs already included in historical financials under non-current assets.

Amounts
Fair value adjustment of the acquired equity investment	$(1,239)
Adjustment to reduce other noncurrent assets as result of the excess fair value of net assets acquired over purchase consideration	(2,761)
Deferred transaction costs	(7,459)

Total adjustment to other noncurrent assets	$(11,459)

(F)	Represents the adjustments with an impact to common stock, as follows (in thousands):

Amounts
Eliminate historical EQRx common stock	$(49)
Issuance of 54.8 million shares of Revolution Medicines common stock (i)	5

Total adjustment to common stock	$(44)

i.

Represents the issuance of 54.8 million shares of Revolution Medicines common stock, par value of $0.0001 per share, or $5,479 in common stock, in exchange for EQRx’s common stock issued and outstanding, including shares issued for the conversion of EQRx’s equity awards, to EQRx stockholders and equity award holders. The excess fair value of net assets acquired over the cost of the acquisition of $83.9 million is reflected within APIC. As consideration was paid in all equity, no adjustment is reflected on the pro forma balance sheet because APIC was both credited and debited for $83.9 million.

(G)	Represents the adjustments with an impact to APIC, as follows (in thousands):

See also corresponding tickmark explanations.

Amounts
Adjustment for excess of net assets over purchase consideration (E)	$(2,761)
Elimination EQRx’s operating lease liability current (B)	2,060
Elimination of pre-combination EQRx historical equity (ii)	(765,426)
Fair value adjustment of the assumed EQRx earnout liability (D)	1,314
Fair value adjustment of the acquired equity investment (E)	(1,239)
Estimated fair value of shares of Revolution Medicines common stock issued as consideration for the Mergers (F)	(5)
Acceleration of EQRx post-combination stock compensation expense (i)	13,753
Expected transaction costs of Revolution Medicines (A)	(21,502)

Total adjustment to additional paid-in capital	$(773,806)

i.

Reflects the accrual of one-time post-combination compensation expense of $13.8 million related to accelerated vesting of EQRx equity awards. The expense represents the fair value of the EQRx equity awards converted to Revolution Medicines common stock that is attributable to post-combination service.

ii.

To make the appropriate adjustments to APIC. Revolution Medicines will close out EQRx’s historical equity, accumulated other comprehensive income and accumulated deficit to additional paid-in capital as follows:

Amounts
Historical EQRx common stock	$49
Historical EQRx accumulated deficit	(765,727)
Historical EQRx accumulated other comprehensive income	252

Adjustment to EQRx additional paid-in capital	$(765,426)

(H)	Represents the adjustments with an impact to accumulated deficit, as follows (in thousands):

See also corresponding tickmark explanations.

Amounts
Severance benefits in connection with the termination of certain terminated employees of EQRx (C)	$(11,842)
Elimination of pre-combination EQRx accumulated deficit (G)(ii)	765,727
Fair value of settled EQRx equity awards attributable to post-combination stock compensation expense (G)(i)	(13,753)

Total adjustment to accumulated deficit	$740,132

Note 5. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2022, and the Nine Months Ended September 30, 2023

Tickmark explanations:

(I)	Represents the adjustments to research and development and general and administrative expenses, as follows (in thousands).

Post-combination compensation expense attributable to the accelerated vesting and settlement of EQRx equity awards (i)	$13,753
Expected severance payments as result of the termination of certain EQRx employees (ii)	11,842

Total adjustment to operating expense	$25,595

(i)

For the year ended December 31, 2022, reflects the one-time post-combination compensation expense of $13.8 million, comprising of $3.7 million attributed to employees working on research and development projects and $10.1 million for employees working in general and administration, related to accelerated vesting of EQRx equity awards. The expense represents the fair value of the EQRx equity awards converted to Revolution Medicines common stock that is attributable to post-combination service. See tickmark (G).

(ii)

For the year ended December 31, 2022, reflects the expected severance payments of $11.8 million in connection with the termination of certain EQRx employees in connection with the Mergers. See tickmark (C).

There were no adjustments that affected pro forma condensed combined statement of operations for the nine months ended September 30, 2023.

(J)

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the nine months ended September 30, 2023 and the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company that would be outstanding as of the effective time after giving effect to the exchange of shares. For the nine months ended September 30, 2023, and the year ended December 31, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Historical weighted-average shares outstanding—Basic and Diluted	103,702,501	80,626,525
Shares of common stock expected to be issued to EQRx shareholders and equity award holders	54,786,528	54,786,528

Weighted average number of common shares outstanding—Basic and Diluted	158,489,029	135,413,053